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Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: October 11, 2004

CONTACT:	Kevin M. Tomlinson Chief Executive Officer (303) 320-8800	Patrick W. Hurley Chief Financial Officer (303) 320-8800

SPORT-HALEY, INC. ANNOUNCES APPOINTMENT OF RONALD J. NORICK AS CHAIRMAN OF THE BOARD

        Denver, Colorado—October 11, 2004—Sport-Haley, Inc. (NASDAQ NMS—SPOR) (the "Company") announced today that the Board of Directors has appointed Ronald J. Norick, a current director, as Chairman of the Board. The Chairman of the Board position was newly-created by the Company through an amendment of its Bylaws. Chairman of the Board is a non-employee and non-officer position. Previously, Robert G. ("R.G.") Tomlinson, had served as Chairman until his death in September 2004. The officer position of Chairman was abolished.

        Mr. Norick has served as a director of the Company since 1993. He is a member of the audit, compensation and nominating committees. From April 1987 until April 1998, Mr. Norick served as the elected Mayor of the City of Oklahoma City, Oklahoma. From 1960 to 1992, Mr. Norick served in various capacities, including serving as president from 1981 to 1992, of a closely-held printing company, which was acquired by Reynolds & Reynolds in June 1992. Mr. Norick serves on a number of civic, community, educational, corporate and public boards, commissions and committees. Mr. Norick is a director of Banc First Corporation, a publicly-held corporation based in Oklahoma City, Oklahoma. Mr. Norick also serves as controlling manager of Norick Investments Company LLC, a family-owned limited liability company, which is engaged in investments.

        Sport-Haley, Inc. designs, purchases, contracts for the manufacture of, and markets quality men's and women's fashion golf apparel and outerwear under the HALEY® label and premium men's apparel under the Ben Hogan® label. HALEY® fashion golf apparel, known for its innovative design, quality fabrics, generous fit and classic style is marketed in the premium and mid-priced markets through a network of independent sales representatives and distributors to golf professional shops, country clubs and resorts across the United States and internationally. HALEY® apparel is also marketed to corporate, college and other markets. Ben Hogan® apparel is marketed to elite golf professional shops, upscale resorts and exclusive department stores within the United States.

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions and financial trends including, without limitation, business conditions and growth in the fashion golf apparel market and the general economy, competitive factors, and price pressures in the high-end golf apparel market; general economic conditions resulting from threats or acts of war or terrorism; risks associated with an increasing percentage of sales relating to licensed apparel; inventory risks due to shifts in market demand and/or price erosion of purchased apparel, raw fabric and trim; cost controls; changes in product mix; loss or reduced manufacturing capacity of significant suppliers; loss or delay of shipments of finished goods from foreign suppliers; and, other risks or uncertainties detailed in Securities and Exchange Commission filings made by Sport-Haley, Inc. Such statements are based on management's current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual plan of operations, business strategies, operating results and financial position of Sport-Haley, Inc. could differ materially from those expressed in, or implied by, such forward-looking statements.

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QuickLinks

  Exhibit 99.1
NEWS RELEASE
SPORT-HALEY, INC. ANNOUNCES APPOINTMENT OF RONALD J. NORICK AS CHAIRMAN OF THE BOARD
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